Exhibit 23.1

KMPG LLP Chartered Professional Accountants 333 Bay Street Suite 4600 Toronto, ON M5M 2S5 Canada	Telephone (416) 777-8500 Fax (416) 778818 www.kpmg.ca

Consent of Independent Registered Public Accounting Firm

To the Board of Directors of The Bank of Nova Scotia

We consent to the use of our audit report dated November 29, 2016 on the consolidated financial statements of the Bank of Nova Scotia (the “Bank”), which comprise the consolidated statements of financial position as at October 31, 2016 and October 31, 2015, the consolidated statements of income, comprehensive income, changes in equity and cash flows for each of the years in the three-year period ended October 31, 2016, and notes, comprising a summary of significant accounting policies and other explanatory information, and our audit report dated November 29, 2016 on the effectiveness of internal control over financial reporting which are incorporated by reference in the Form F-3 Registration Statement, and to the reference to our firm under heading Experts in the Form F-3 Registration Statements.

/s/ KPMG LLP

Chartered Professional Accountants, Licensed Public Accountants

January 18, 2017

Toronto, Canada

KPMG LLP is a Canadian limited liability partnership and a member firm of the KPMG network of independent member firms affiliated with KPMG International Cooperative (“KPMG International”), a Swiss entity. KPMG Canada provided services to KPMG LLP.